UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 13, 2007

ATLAS MINING COMPANY
(Exact name of registrant as specified in its charter)

Idaho	000-31380	82-0096527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

630 East Mullan Avenue, Osburn, Idaho		83849
(Address of principal executive offices)		(Zip Code)

(208) 556-1181
Issuer's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant  from time to time with the Securities and Exchange Commission (collectively the "Filings") contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant's  management as well as estimates and assumptions made by Registrant's management.  When used in the filings the words "anticipate", "believe",  "estimate", "expect", "future", "intend",  "plan" or the negative of these terms and similar expressions as they relate to Registrant or Registrant's management identify forward looking statements.  Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant's industry, Registrant's operations and results of operations and any businesses that may be acquired by Registrant.  Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)
Effective as of July 9, 2007, in conjunction with the appointment of Robert Dumont as the new Chief Executive Officer and President of Atlas Mining Company (the “Company”) discussed below, Mr. William T. Jacobson, who had been severing as the Company’s Chief Executive Officer and President, will no longer serve in such capacities but will continue to serve the Company in an advisory capacity and his employment contract shall continue through its expiration.  Mr. Jacobson shall continue in his capacity as Chairman of the Company’s Board of Directors.

(b)(c)	On July 9, 2007, the Company entered into a three-year Employment Agreement with Robert Dumont pursuant to which Mr. Dumont will serve as the Company’s Chief Executive Officer and President.

Pursuant to the terms of the Employment Agreement, Mr. Dumont will be paid a minimum base salary of $300,000 per year.  Mr. Dumont will also receive a stock bonus of 500,000 shares of Company common stock, of which 250,000 shares vest on July 9, 2007, 150,000 shares vest on July 9, 2008, and 100,000 shares vest on July 9, 2009. In addition, Mr. Dumont received an option to purchase 2,500,000 shares of common stock which may be included in the Company’s option plans in the future. 1,000,000 shares shall vest on July 9, 2007, 1,000,000 shares will vest on July 9, 2008, and 500,000 shares will vest on July 9, 2009.  The exercise price of such option is $2.74 per share, the closing sale price of the common stock on the OTCBB on July 9, 2007.

If the Company terminates the Employment Agreement prior to its expiration (except for theft or fraud against the Company), Mr. Dumont will receive a payment equal to two years of his annual base compensation.  Upon a change of control of the Company (as defined in the Employment Agreement), Mr. Dumont will receive two years of his annual base compensation, and any unvested options that Mr. Dumont holds will vest within 15 days of the closing date of the change of control event.

Until presently Mr. Dumont served as Executive Vice President--Business Strategies and Development for Idaho GeneralMines, Inc.; and from January 2005 until April 2006, he served as Vice President of Business Development and acting Chief Financial Officer of Idaho General Mines, Inc. from April 2005 to April 2006 and January 2007 to June 2007.  Prior to joining Idaho General Mines, Inc., Mr. Dumont was the managing partner of Atmos Management Group which specializes in strategic and financial business management.  Mr. Dumont's primary function was the strategic financial management of select companies for controlling stakeholders. From 1996 to 1998, Mr. Dumont was the managing partner of Dumont Partners, a private investment partnership, based in Greenwich, Connecticut.  From 1992 to 1996, Mr. Dumont was an equity portfolio manager for Morgens, Waterfall, Vintiadis & Company, Inc., a private investment partnership, based in New York, New York.  From 1988 to 1992, Mr. Dumont was head of strategic investments for Whitehead Associates, a private investment group focused on public and private investments, based in Greenwich, Connecticut.  Prior to Whitehead Associates, Mr. Dumont was employed as senior equity portfolio manager for The Selzer Group, New York, New York, a merchant banking firm.  Prior to The Selzer Group, Mr. Dumont was a mineral economics analyst for Chase Manhattan Bank, N.A., New York, New York.  Mr. Dumont holds a bachelor-of-science degree in mining engineering from the University of Idaho and has completed post graduate studies in Accounting, Finance, and Economics.

A copy of Mr. Dumont’s Employment Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein

(d) Effective as of July 9, 2007, in conjunction with the appointment of Robert Dumont as the new Chief Executive Officer and President of the Company, Mr. Dumont was appointed to the Company’s Board of Directors to fill an existing vacancy.  Currently, because of the small size of the Company, all Directors serve on the audit committee, and no other committees have been established.  Mr. Dumont shall receive no compensation for serving as a Director so long as he is employed by the Company on a full-time basis in an executive position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS MINING COMPANY
(Registrant)
Date	July 13, 2007
/s/ ROBERT DUMONT
By: Robert Dumont
Chief Executive Officer, President